KPMG Peat Marwick LLP
     2500 Ruan Center
     P.O. Box 772
     Des Moines, IA 50303

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Norwest Mortgage, Inc.:


We have examined management's assertion about Norwest Mortgage Banking's compliance with the minimum servicing standards identified in the Mortgage Bankers Association of America's UNIFORM SINGLE ATTESTATION PROGRAM FOR MORTGAGE BANKERS (USAP) as of and for the year ended December 31, 1996, included in the accompanying management assertion. Management is responsible for Norwest Mortgage Banking's compliance with those minimum servicing standards. Our responsibility is to express an opinion on management's assertion about the entity's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about Norwest Mortgage Banking's compliance with the minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on Norwest Mortgage Banking's compliance with the minimum servicing standards.

In our opinion, management's assertion that Norwest Mortgage Banking complied with the aforementioned minimum servicing standards as of and for the year ended December 31, 1996, is fairly stated, in all material respects.


                                                       /s/ KPMG Peat Marwick LLP




January 15, 1997





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